Exhibit 99.2

Consent Order No. C01-117

STATE OF NEW JERSEY

DEPARTMENT OF BANKING AND INSURANCE

DIVISION OF INSURANCE

IN THE MATTER OF MOTOR CLUB )	SUPPLEMENTAL
OF AMERICA INSURANCE COMPANY)	ORDER

                        This matter comes before the Commissioner of Banking and Insurance ("Commissioner") of the New Jersey Department of Banking and Insurance, Division of Insurance ("Department"), upon the application of Motor Club of America Insurance Company ("Motor Club" or "Company"), dated November 26, 2001, for relief from its obligation to write all eligible persons pursuant to N.J.S.A. 17:33B-15 and requesting a continuation of other relief granted under Consent Order No. C01-111.

                        Motor Club is a New Jersey domiciled property and casualty insurer licensed to transact insurance business in New Jersey since February 9, 1990. Motor Club is a wholly-owned subsidiary of Preserver Group Inc., and writes only private passenger automobile insurance in New Jersey.

                        In May, 2001, Motor Club applied to the Department for relief from its obligation to write all eligible persons pursuant to N.J.S.A. 17:33B-15. The Department's review of Motor Club indicated that its high percentage of business in the areas designated as "urban enterprise zones" (UEZ's) was affecting its financial condition. As a result, on July 18, 2001, consent Order No. C01-111 was issued, which placed Motor Club under administrative supervision and authorized it, among other provisions, to cease accepting business in the UEZs and to non-renew a certain number of its policies in the UEZs. The relief granted in Order C01-111 was to continue in effect until December 31, 2001 unless extended by the Commissioner.

                        On November 26, 2001, Motor Club again requested relief from its obligation to write all eligible persons pursuant to N.J.S.A. 17:33B-15 and a continuation of its relief granted under Order No. C01-111.

                        Motor Club has supported its request for relief from its obligation to write all eligible persons pursuant to N.J.S.A. 17:33B-15a and continuation of the relief granted under Consent Order No. C01-111 with financial statements.

                        The Department has continued to monitor Motor Club's financial condition. Despite the relief granted in Consent Order No. C01-111, the financial condition of Motor Club has continued to deteriorate, which warrants the actions set forth below.

NOW, THEREFORE, IT IS on this 7th day of Dec., 2001;

ORDERED that:

1.                   Effective immediately, Motor Club shall be relieved from its obligation to write all eligible persons pursuant to N.J.S.A. 17:33B-15. Such relief shall continue indefinitely until modified or vacated by subsequent order of the Department based on Motor Club's financial condition.

2.                   All other terms of Consent Order No. C01-111 shall remain in effect indefinitely until modified or vacated by subsequent order of the Department based on Motor Club's financial condition. If any term of Consent Order No. C01-111 is inconsistent with any relevant term in this Supplemental Order, that term shall be inapplicable.

/s/  Donald Bryan

  Donald Bryan

  Acting Commissioner